EXHIBIT 99.1

Contacts:
Julie Wood	Greg W. Schafer
Vice President, Investor Relations	Chief Financial Officer
510-597-6505	510-597-6684
ONYX PHARMACEUTICALS REPORTS SECOND QUARTER
AND SIX-MONTH 2007 FINANCIAL RESULTS
Nexavar Revenue Up 34% Over First Quarter; More than 150% Over Same Period Last Year
EMERYVILLE, CALIF. — August 7, 2007 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the three and six months ended June 30, 2007. Onyx reported a net loss of $10.8 million, or $0.22 per share, for the second quarter of 2007 compared to a net loss of $31.5 million, or $0.76 per share, in the same period in the prior year.
Nexavar net revenue was $81.3 million for the quarter ended June 30, 2007, which represents more than a 150% increase over the $32.2 million reported in the same period last year and a 34% increase over the $60.9 million reported in the three months ended March 31, 2007. Onyx, with its collaborator, Bayer HealthCare Pharmaceuticals Inc., or Bayer, is marketing and developing Nexavar® (sorafenib) tablets, an anticancer therapy currently approved for the treatment of advanced kidney cancer in the U.S., European Union, and other territories internationally. In accordance with Onyx’s collaboration agreement with Bayer, Bayer recognizes all revenue from the sale of Nexavar.
“Onyx had a tremendous second quarter driven by increased domestic sales, as well as continued expansion and penetration of the Nexavar franchise outside of the United States,” said Hollings C. Renton, president and CEO of Onyx. “We anticipate continued positive momentum over the next 18 months, with top-line sales growth, potential regulatory actions in liver cancer, results from ongoing Phase 3 and Phase 2 clinical trials, and the continued expansion of our clinical development program.”
The net loss for the quarter ended June 30, 2007, includes employee stock-based compensation expense of $3.6 million, or $0.08 per share. The net loss for the quarter ended June 30, 2006, included employee stock-based compensation expense of $3.7 million, or $0.09 per share.
Net Expense due (from) to Unconsolidated Joint Business
Onyx reports the net expense due (from) to unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of Onyx and Bayer for each company’s shared expenses under the collaboration and is, in effect, the net amount due to or from Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bears its own U.S. sales force and medical science liaison expenses. Bayer recognizes all revenue under the Nexavar collaboration and incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense due (from) to unconsolidated joint business is shown in the table following the summary financial information. In the second quarter of 2007, Onyx reported a net amount due from Bayer of $7.5 million compared to a net amount due to Bayer of $12.4 million for the second quarter of 2006. This change is primarily due to an increase in Nexavar revenue recognized by Bayer, and the reduction of combined research and development expenses, which is partially offset by an increase in the combined commercial expenses for Nexavar.
Operating Expenses
In the second quarter of 2007, research and development expenses were $6.4 million, a decrease of $2.2 million as compared to the second quarter of 2006. This decrease was due to a reduction in activities in the melanoma program.
In the second quarter of 2007, selling, general and administrative expenses were $15.7 million, an increase of $2.3 million over the second quarter of 2006. This was due to an increase in employees in administrative functions to support the company’s planned growth, as well as increased marketing expenses.

Cash, Cash Equivalents and Marketable Securities
As of June 30, 2007, the company had cash, cash equivalents, short and long-term marketable securities of $454.4 million compared to $271.4 million at December 31, 2006. This increase is primarily due to financing activities offset by cash used in operations in the first half of 2007.
Six-Month Results
For the six months ended June 30, 2007, Onyx recorded a net loss of $23.0 million, or $0.49 per share, compared with a net loss of $51.8 million, or $1.25 per share, for the same period in 2006. Nexavar net sales, as recorded by Bayer, were $142.2 million and $55.9 million for the six months ended June 30, 2007 and 2006, respectively.
Conference Call with Management Today
Onyx’s management will host a teleconference and web cast to discuss second quarter 2007 financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 7, 2007. Interested parties may access a live web cast of the presentation at:
http://events.streamlogics.net/conferenceplus/onyx/event002/index.asp or by dialing 847-413-3235 and using the passcode 18558774. A replay of the presentation will be available on the Onyx website or by dialing 630-652-3044 and using the passcode 18558774 approximately one hour after the teleconference concludes. The replay will be available through September 6, 2007.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. The company is developing Nexavar®, a small molecule drug, with Bayer HealthCare Pharmaceuticals Inc. Nexavar has been approved for the treatment of advanced kidney cancer. For more information about Onyx’s pipeline and activities, visit the company’s website at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals Inc.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding sales trends and commercial activities and the timing, progress and results of the clinical development, regulatory filings and actions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
(See attached tables.)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Total revenue	$—	$150	$—	$150
Operating expenses:
Net expense due (from) to unconsolidated joint business	(7,470)	12,449	(10,495)	16,551
Research and development (1)	6,448	8,693	11,982	16,493
Selling, general and administrative (2)	15,712	13,421	28,895	25,044

Total operating expenses	14,690	34,563	30,382	58,088

Loss from operations	(14,690)	(34,413)	(30,382)	(57,938)
Interest income	3,864	2,939	7,361	6,112

Net loss	$(10,826)	$(31,474)	$(23,021)	$(51,826)

Basic and diluted net loss per share	$(0.22)	$(0.76)	$(0.49)	$(1.25)

Shares used in computing basic and diluted net loss per share	48,242	41,422	47,265	41,357

CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
	2007	2006
	(unaudited)	(3)
Assets
Cash, cash equivalents and marketable securities	$454,423	$266,958
Other current assets	13,654	12,940

Total current assets	468,077	279,898
Property and equipment, net	3,387	1,478
Other assets	530	4,870

Total assets	$471,994	$286,246

Liabilities and stockholders’ equity
Current liabilities	11,338	23,466
Advance from collaboration partner	40,000	40,000
Other long term liabilities	727	—
Stockholders’ equity	419,929	222,780

Total liabilities and stockholders’ equity	$471,994	$286,246

(1)	Includes employee stock-based compensation expense of $0.7 million each in the condensed, unaudited statement of operations for the three months ended June 30, 2007 and 2006. For the six months ended June 30, 2007 and 2006, includes stock-based compensation expense of $1.3 million and $1.4 million, respectively.

(2)	Includes employee stock-based compensation expense of $2.9 million and $3.0 million respectively, in the condensed, unaudited statement of operations for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, includes stock-based compensation expense of $5.4 million and $6.0 million respectively.

(3)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2006.

ONYX PHARMACEUTICALS, INC.
CALCULATION OF NET EXPENSE DUE (FROM) TO UNCONSOLIDATED JOINT BUSINESS

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Product revenue, net	$81,332	$32,190	$142,212	$55,937
Combined cost of goods sold, distributed, selling, general and administrative expenses	49,285	26,175	85,734	43,883
Combined research and development expenses	34,856	49,362	68,146	79,393

Combined collaboration loss	$2,809	$43,347	$11,668	$67,339

Onyx’s share of collaboration loss	$1,405	$21,674	$5,834	$33,670
Reimbursement of Onyx’s direct development and marketing expenses	(8,875)	(9,225)	(16,329)	(17,119)

Onyx net expense due (from) to unconsolidated joint business	$(7,470)	$12,449	$(10,495)	$16,551

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